UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No.1)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 3, 2013

ACORN ENERGY, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	0-19771	22-2786081
(State or Other Jurisdiction	(Commission file Number)	(IRS Employer
of Incorporation)		Identification No.)

3903 Centerville Road, Wilmington, Delaware		19807
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (302) 656-1707

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 CFR 240.14a-2)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Current Report on Form 8-K/A is an amendment to the Registrant's Current Report on Form 8-K filed on October 7, 2013. The purpose of this amendment is to disclose the amount of the impairment and restructuring charges, which were not yet determined at the time of the original filing, in connection with the determination by the Audit Committee of the Registrant's Board of Directors that the Registrant will record an impairment charge as a result of write-downs of goodwill and/or other intangibles, and will record a restructuring charge, with respect to its OmniMetrix subsidiary.

Item 2.06 Material Impairments.

As previously disclosed, on October 3, 2013, the Audit Committee of the Registrant determined that the Company will record an impairment charge as a result of write-downs of goodwill and/or other intangibles, and will record a restructuring charge, with respect to its OmniMetrix subsidiary.  On November 7, 2013, the Audit Committee determined that the amount of the non-cash impairment charge in the third quarter of 2013 will be approximately $5.6 million (representing the full net carrying value of goodwill and intangibles at September 30, 2013), and the amount of the restructuring charge will be approximately $0.8 million (representing severance and termination benefits, facilities costs and fixed asset impairments).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 12th day of November, 2013.

ACORN ENERGY, INC.

By:	/s/Heather K. Mallard
Name:	Heather K. Mallard
Title:	Vice President, General Counsel & Secretary